Exhibit 99.1

Enpath Medical Provides Update on Myopore Rx(TM) Steroid Lead Status With FDA

Company Expands 2005 Guidance

MINNEAPOLIS, Jan. 13 /PRNewswire-FirstCall/ — Enpath Medical, Inc. (Nasdaq: NPTH) today reported that the U.S. Food and Drug Administration (FDA) has requested more clinical data regarding the Company’s Myopore Rx(TM) steroid lead before the agency will consider the Company’s request for marketing clearance. The Company originally filed the submission in July 2004 and had been proceeding on the understanding that the FDA would grant approval based upon the originally determined regulatory pathway of a Paper Pre-Market Approval — a less burdensome approach that does not include prospective human clinical data.

Jim Hartman, Chairman and CEO of Enpath Medical, stated, “The FDA has informed us that they could not approve the PMA application based upon the data and labeling originally submitted. We have met with the FDA and presented additional animal data and analysis. FDA has agreed to review the new animal data and retrospective human clinical data which we will submit, along with new labeling, to determine whether the least burdensome approach they recommended last April is still appropriate. We are confident we have the information the FDA requires and expect to submit that data as soon as possible. While we believe the additional data will provide the necessary support for the FDA to grant marketing clearance, there is no assurance that will be the case.”

The Company expects European Union clearance of the first Myopore Rx steroid leads by the middle of February 2005. If the European Union CE mark for the lead is obtained within this time frame, any launch of the Myopore Rx in Europe before any United States FDA approval is received would depend on the launch strategy adopted by Enpath’s customers.

Mr. Hartman stated that if FDA marketing clearance is received in the next three months, Enpath would expect to reconfirm its previous 2005 revenue guidance of $35 million to $37 million. Mr. Hartman added that if the Company can launch the Myopore Rx lead in the US in the second quarter, earnings for the year should range between $.30 and $.40 per share on a fully diluted basis. The Company did caution, however, that sales in the first quarter of 2005 would be less than in the fourth quarter of 2004 due to the timing of orders from several key customers and that the Company would likely incur a loss in the first quarter due to the lower sales and the added costs of responding to the FDA.

The Company also announced it expects to report sales of approximately $7.8 million for the fourth quarter of 2004 and $29.5 million for the full year, subject to the Company’s year-end audit. The Company expects to report final fourth quarter results in mid-February.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Among the factors that could cause results to differ materially are the following: the ability of Enpath to complete the integration of the BCI operations; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and Fastac Flex; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the Fastac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital. All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements. In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets. Its products are sold worldwide through partnering relationships with other medical device companies.

SOURCE Enpath Medical, Inc.

CONTACT: Investors, Doug Sherk, +1-415-896-6820, or Anne Bugge,
+1-206-926-5220, or Media, Sheryl Seapy, +1-415-272-3323, all of EVC Group,
Inc. Web site: http://www.enpathmed.com
(NPTH)